Filed pursuant to Rule 424(b)(3)
File No. 333-32142

NOVAVAX, INC.

SUPPLEMENT NO. 1 DATED JULY 26, 2001
TO PROSPECTUS DATED January 12, 2001

      This Supplement contains information relating to the table under the caption “Selling Stockholders” in our January 12, 2001 prospectus.

      Certain Selling Shareholders, as listed below, have reallocated the number of shares offered by them in this prospectus, therefore the disclosures concerning these Selling Stockholders are updated as follows:

	Shares Beneficially			Shares Beneficially

	Owned Prior to		Number of	Owned After

	Offering		Shares	Offering

Name of Selling Stockholder	Number	Percent	Being Offered	Number	Percent

William E. Georges (2)	714,702	2.9	428,821	285,881	1.1

Melissa E. Georges (3)	714,702	2.9	428,821	285,881	1.1

Credit Shelter Trust A	357,351	1.5	214,411	142,940	*

of the George P. Georges Revocable Trust

John P. Gauthier, Jr. (4)	262,873	1.1	157,724	105,149	*

Joe D. Ducharme (5)	262,873	1.1	157,724	105,149	*